Exhibit 99.1

Worldspan, L.P. and WS Financing Corp. Commence Tender Offer and
Consent Solicitation for their 9?% Senior Notes due 2011

        ATLANTA, January 25, 2005—Worldspan, L.P. ("Worldspan") and WS Financing Corp. ("WS Financing," and together with Worldspan, the "Issuers") today announced that they have commenced a cash tender offer and consent solicitation for any and all of their outstanding 9 5/8% Senior Notes due 2011 (the "Notes") (CUSIP Nos. 98158EAA1 and 98158EAB9). There are currently $280 million aggregate principal amount of Notes outstanding.

        In conjunction with the tender offer, the Issuers are also soliciting the consent of holders of the Notes to the elimination of substantially all of the restrictive covenants and certain default provisions in the indenture governing the Notes. The proposed amendments to the indenture require the consent of a majority in aggregate principal amount of outstanding Notes not owned by the Issuers or their affiliates to be adopted. Holders cannot tender their Notes without delivering a consent and cannot deliver a consent without tendering their Notes.

        The tender offer and consent solicitation are made upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 25, 2005 and the related Letter of Transmittal and Consent. The tender offer will expire at 11:59 p.m., New York City time, on February 22, 2005, unless extended or terminated (such time and date, the "Expiration Date"). The consent solicitation will expire at 5:00 p.m., New York City time, on February 4, 2005, unless extended (such time and date, the "Consent Date"). Holders who tender Notes before the Consent Date and do not withdraw such Notes prior to the execution of the supplemental indenture will receive the total purchase price which includes a consent payment plus accrued an unpaid interest up to but not including the initial settlement date.

        The total purchase price for each $1,000 principal amount of the Notes validly tendered and accepted for purchase by the Issuers pursuant to the tender offer and consent solicitation will be calculated on February 4, 2005 based upon a fixed spread of 50 basis points over the yield on the 3 1/8% U.S. Treasury Note due May 15, 2007. The total purchase price includes a consent payment equal to $30.00 per $1,000 principal amount of Notes. Holders who validly tender their Notes after the Consent Date and before the Expiration Date and do not withdraw such Notes will receive the total purchase price minus the consent payment. Additionally, holders will receive any accrued but unpaid interest up to but not including the applicable settlement date. Consummation of the tender offer and consent solicitation, and payment of the tender offer consideration and consent payment, is subject to the satisfaction or waiver of various conditions described in the Offer to Purchase and Consent Solicitation Statement.

        The Issuers have retained J.P. Morgan Securities Inc. to serve as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent, by telephone at (212) 929-5500 (collect) or (800) 322-2885 (toll free), or in writing at 105 Madison Avenue, New York, New York 10016.

        Questions regarding the tender offer may be directed to Leonard Carey, High Yield Capital Markets, of J.P. Morgan Securities Inc. at (212) 270-9769 (collect).

        This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated January 25, 2005 and the related Letter of Transmittal and Consent.

About Worldspan

        Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide. Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base. Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products. Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE. Worldspan is headquartered in Atlanta, Georgia. Additional information is available at worldspan.com.

        Statements in this release and the exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan on the date this report was submitted. Worldspan undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the possibility that the New Offering may not occur; the failure of a majority of notes issued by Worldspan and WS Financing and not owned by the Issuers or their Affiliates to be tendered and accepted and the failure to successfully complete the consent solicitation regarding amendments to the indenture underlying the notes issued by Worldspan and WS Financing; Worldspan's revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and other changes or events which impact the travel industry or Worldspan. More information on potential risks and uncertainties is available in Worldspan's recent filings with the Securities and Exchange Commission, including Worldspan's annual Form 10-K report, Forms 10-Q, Forms 8-K, and Form S-1 Registration Statement.

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CONTACT: Lisa Kwon-Brooks, Worldspan, 770-563-5245, email: lisa.kwon-brooks@worldspan.com